Exhibit 4.10

FORM 51-102F3
Material Change Report

ITEM 1.	NAME AND ADDRESS OF COMPANY

Rusoro Mining Ltd. (the “Issuer”)
2164 – 1055 Dunsmuir Street
Vancouver, British Columbia
V7X 1B1

ITEM 2.	DATE OF MATERIAL CHANGE

June 19, 2008

ITEM 3.	NEWS RELEASE

Issued June 19, 2008 and distributed through the facilities of Marketwire.

ITEM 4.	SUMMARY OF MATERIAL CHANGE

The Issuer announced the closing of the second tranche of its financing to acquire certain Venezuelan assets of Hecla Mining Company.

ITEM 5.	FULL DESCRIPTION OF MATERIAL CHANGE

See attached news release for complete information.

ITEM 6.	RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

Not Applicable.

ITEM 7.	OMITTED INFORMATION

There are no significant facts required to be disclosed herein which have been omitted.

ITEM 8.	EXECUTIVE OFFICER

	Contact:	George Salamis, President
	Telephone:	604.632.4044

ITEM 9.	DATE OF REPORT

June 29, 2008